Exhibit 99

NEWS RELEASE	Hyster-Yale Materials Handling, Inc.
5875 Landerbrook Drive • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 449-9669	Thursday, November 1, 2012

HYSTER-YALE MATERIALS HANDLING, INC.
ANNOUNCES THIRD QUARTER 2012 RESULTS

Highlights:

•	Spin-off of Hyster-Yale from NACCO Industries completed on September 28, 2012

•	Net income rises to $24.9 million, up 42 percent

•	Sales moderate mainly due to currency fluctuations

Cleveland, Ohio, November 1, 2012 - Hyster-Yale Materials Handling, Inc. (NYSE: HY), which was spun off from NACCO Industries, Inc. on September 28, 2012, today announced results for the third quarter of 2012. Net income for the third quarter of 2012 increased 42 percent to $24.9 million, or $1.48 per diluted share, on revenues of $585.6 million from net income of $17.5 million, or $1.04 per diluted share, on revenues of $628.8 million for the third quarter of 2011. Operating profit increased to $28.3 million for the third quarter of 2012 from $24.1 million in 2011, with operating margins of 4.8% and 3.8%, respectively. Both third quarters reflect the normal seasonal plant shutdown and costs associated with customary third quarter production schedules at the manufacturing plants.
The Company reported net income for the nine months ended September 30, 2012 of $65.6 million, or $3.90 per diluted share, on revenues of $1.817 billion compared with net income of $59.0 million, or $3.51 per diluted share, on revenues of $1.863 billion for the first nine months of 2011.
EBITDA for the third quarter of 2012 and the trailing twelve months ended September 30, 2012, was $37.8 million and $145.5 million, respectively. EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure. For reconciliations from GAAP results to the non-GAAP results, see page 6.

Completion of Spin-off of Hyster-Yale Materials Handling, Inc. from NACCO Industries, Inc.
At the close of business on September 28, NACCO Industries, Inc. distributed a dividend of approximately 8.4 million shares of Hyster-Yale Materials Handling, Inc. Class A common stock ("Class A Common") and approximately 8.4 million shares of Hyster-Yale Materials Handling, Inc. Class B common stock ("Class B Common") to stockholders of NACCO, and on October 1, 2012, Hyster-Yale began trading, as an independent public company on the New York Stock Exchange under the symbol HY. As a result of the distribution of one share of Class A Common and one share of Class B Common for each share of NACCO Class A and NACCO Class B, the earnings per share amounts for Hyster-Yale have been calculated based upon doubling the relative historical basic and diluted weighted average shares outstanding of NACCO Industries, Inc.
The financial results of Hyster-Yale for the third quarter and nine months ended September 30, 2012 do not include any additional customary expenses associated with being a stand-alone public company. As an independent public company, Hyster-Yale expects to incur annual incremental expenses of up to $3.5 million pre-tax for the normal and customary expenses associated with being a public company, such as expenses related to its public reporting obligations, directors fees and insurance.
As an independent company, Hyster-Yale's board of directors will, at its first regularly scheduled meeting in mid-November, evaluate and determine a dividend payout rate. In doing so, the board will consider the financial conditions of the business. Hyster-Yale's current intention is to pay regular quarterly dividends.

Discussion of Third Quarter Results
Revenues decreased in the third quarter of 2012 compared with the third quarter of 2011 primarily as a result of unfavorable foreign currency movements mainly caused by a weakening of the euro and Brazilian real against the U.S. dollar and a decline in unit volume, primarily in Europe and the Americas. The favorable effect of unit price increases implemented in 2011 and early 2012, primarily in Europe and the Americas, partially offset the decrease in revenue.
In the third quarter of 2012, worldwide new unit shipments were approximately 18,000 units compared with shipments of approximately 19,600 units in the third quarter of 2011 and shipments of approximately 18,700 units in the second quarter of 2012. Worldwide backlog was approximately 25,600 units at September 30, 2012 and 2011 and approximately 24,200 units at June 30, 2012.
The significant improvement in net income was driven primarily by improved gross margins as a result of the favorable effect of price increases mainly in Europe and the Americas, and a favorable shift in sales mix in the Americas to higher-margin products and in Europe to higher-margin markets and products. Also contributing to the increase in net income, specifically in the Americas were favorable foreign currency movements which lowered the cost of trucks and components imported from facilities and suppliers located in countries that use the weakened euro and British pound, as well as higher equity earnings of NMHG Financial Services, Inc., a 20% Company-owned joint venture, and lower interest expense from lower borrowings and lower interest rates. These improvements were partially offset by higher selling, general and administrative expenses, mainly as a result of higher employee-related expenses in the third quarter of 2012, primarily due to increased headcount in marketing and engineering, and the absence of a $2.9 million pre-tax benefit recognized in the third quarter of 2011 from the elimination of post-retirement life insurance benefits and certain post-retirement medical benefits.

Outlook
For the fourth quarter of 2012, the Company expects global lift truck market growth to continue to moderate, with global volumes slightly down from the prior year. Flat to slightly higher markets in North America, Brazil and China will be offset by decreases in Western Europe, Japan and Latin America. In 2013, slight growth is expected in the overall global market compared with 2012, driven primarily by increased volumes in the Americas, principally as a result of moderate growth in Brazil and Latin America, as well as moderate growth in the Asia-Pacific and Middle East and Africa markets. Europe is expected to continue to decline, mainly as a result of Western Europe macro-economic conditions. In the context of these market conditions, the Company anticipates a slight decrease in overall shipment levels and comparable parts volume in the 2012 fourth quarter compared with 2011, but an overall increase in shipments and parts volumes in all markets in 2013 compared with 2012, with the majority of this increase driven by the Americas.
Expectations for material cost increases have moderated. The Company expects commodity prices in the fourth quarter of 2012 and in 2013 to be comparable with prior year periods. Presently,

price increases implemented in the first quarter of 2012 have offset the higher material costs experienced in the first nine months of 2012.
Net income is expected to decline modestly in the fourth quarter of 2012 compared with the fourth quarter of 2011 primarily as a result of an increase in income tax expense. An expected improvement in gross margin from an anticipated shift in sales mix to higher margin products and markets during the fourth quarter of 2012 is expected to be offset by higher marketing, engineering and employee-related costs. Net income in 2013 is also expected to decline compared with 2012 due to an anticipated shift in mix toward lower margin products and markets and to an increase in operating expenses as a result of expected increases in marketing and employee-related costs to support the Company's five strategic initiatives and the incremental public company costs the Company will incur as a standalone public entity. Fourth quarter 2012 and full year 2013 geographic segment results are expected to improve in the Americas but decrease significantly in the Europe, Middle East and Africa market. The fourth quarter 2012 decrease is expected as a result of weak market conditions in certain European countries and the transition in ownership of a significant dealership. In 2013, the anticipated decline in the Western European market as those economies continue to be depressed and, especially, the anticipated effect of a weak euro and the loss in 2013 of the significant benefit in 2012 from currency hedging are expected to contribute to the decline in the Europe segment results.
Cash flow before financing activities for the full year 2012 is expected to be significantly higher than 2011, primarily from reduced working capital requirements as the global lift truck markets continue to moderate in the Americas, China and Asia-Pacific and decline in Europe. Cash flow before financing activities for 2013 is expected to be down moderately from 2012.
Over time, the Company is focused on improving margins on new lift truck units, especially in its internal combustion engine business, and gaining market share through the execution of five strategic initiatives: (1) offering the lowest cost of ownership by utilizing the Company's understanding of a customer's major cost drivers and developing solutions that consistently lower cost of ownership and create a differentiated competitive position, (2) improving the Company's warehouse market position through enhancing dealer and customer support and incentives and implementing other programs to increase focus on key customers, (3) enhancing independent distribution by implementing programs aimed at broadening account coverage of the market, expanding the Company's dual brand strategy, and ensuring strong dealers in all areas of the world, (4) expanding in Asian markets through offering products geared toward the needs of these markets and focusing on strategic alliances and enhancing relationships with local partners in China, India and Japan, and (5) understanding customer needs at the product and aftermarket levels in order to create and provide a differentiated, full range of products and service solutions for specific industry applications.
In the context of understanding customer needs at a detailed level, the Company is focusing on meeting specific application needs by developing utility, standard and premium products. To this end, the Company's new electric-rider, warehouse, internal combustion engine and big truck product development programs continue to move forward. The new electric-rider lift truck program is designed to bring a full line of newly designed products to market. The Company launched the 4 to 5 ton electric-rider truck in Europe in early July 2012 and expects to launch the final model in the new electric-rider lift truck program in the first quarter of 2013. In mid-2011, the Company introduced into certain Latin American markets a new range of UTILEV® branded forklift trucks, which meet the needs of lower-intensity users. This new UTILEV® brand series of internal combustion engine utility lift trucks is gradually being introduced into global markets during 2012. All of these new products are expected to improve revenues and enhance operating margins, as well as help increase customer satisfaction. In addition, stricter diesel emission regulations for new trucks began to go into effect in 2011 and will be in effect fully by 2015 in certain global markets and the Company expects to launch a range of lift trucks over this period that will include engine systems that meet these new emission requirements.

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Conference Call
In conjunction with this news release, the management of Hyster-Yale Materials Handling, Inc. will host a conference call on Friday, November 2, 2012 at 11:00 a.m. eastern time. The call may be accessed by dialing (888) 895-5479 (Toll Free) or (847) 619-6250 (International), Pass code: 33644991, or over the Internet through Hyster-Yale's website at www.hyster-yale.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through November 9, 2012. The online archive of the broadcast will be available on the Hyster-Yale website.

Other Measures
For purposes of this earnings release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) reduction in demand for lift trucks and related aftermarket parts and service on a global basis, (2) the ability of dealers, suppliers and end-users to obtain financing at reasonable rates, or at all, as a result of current economic and market conditions, (3) customer acceptance of pricing, (4) delays in delivery or increases in costs, including transportation costs, of raw materials or sourced products and labor or changes in or unavailability of quality suppliers, (5) exchange rate fluctuations, changes in foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which the Company operates and/or sells products, (6) delays in manufacturing and delivery schedules, (7) bankruptcy of or loss of major dealers, retail customers or suppliers, (8) customer acceptance of, changes in the costs of, or delays in the development of new products, (9) introduction of new products by, or more favorable product pricing offered by, competitors, (10) product liability or other litigation, warranty claims or returns of products, (11) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives and (12) changes mandated by federal, state and other regulation, including health, safety or environmental legislation.

About Hyster-Yale Materials Handling, Inc.
Hyster-Yale Materials Handling, Inc., headquartered in Cleveland, Ohio, through its wholly-owned operating subsidiary, NACCO Materials Handling Group, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names. For more information about Hyster-

Yale Materials Handling, Inc. or NACCO Materials Handling Group, Inc., visit the Company's website at www.hyster-yale.com.
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HYSTER-YALE MATERIALS HANDLING, INC.
UNAUDITED FINANCIAL HIGHLIGHTS

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2012	2011	2012	2011
	(In millions, except per share data)

Revenues	$585.6	$628.8	$1,817.1	$1,863.4
Cost of sales	485.6	539.8	1,521.2	1,580.7
Gross profit	100.0	89.0	295.9	282.7
Selling, general and administrative expenses	71.7	64.9	213.2	200.7
Operating profit	28.3	24.1	82.7	82.0
Other (income) expense
Interest expense	2.5	4.1	9.7	11.9
Income from other unconsolidated affiliates	(2.9)	(1.4)	(4.8)	(2.8)
Other	(0.4)	(0.2)	0.3	(0.9)
Income before income taxes	29.1	21.6	77.5	73.8
Income tax provision	4.2	4.1	11.9	14.9
Net loss attributable to noncontrolling interest	—	—	—	0.1
Net income attributable to stockholders	$24.9	$17.5	$65.6	$59.0

Basic earnings per share	$1.48	$1.04	$3.91	$3.52

Diluted earnings per share	$1.48	$1.04	$3.90	$3.51

Basic weighted average shares outstanding	16.782	16.790	16.771	16.763
Diluted weighted average shares outstanding	16.818	16.832	16.803	16.815

EBITDA RECONCILIATION
	Quarter Ended
	12/31/2011	3/31/2012	6/30/2012	9/30/2012	9/30/12 Trailing 12 Months
	(In millions)

Net income attributable to stockholders	$23.6	$21.2	$19.5	$24.9	$89.2
Noncontrolling interest income	0.1	—	—	—	0.1
Income taxes provision	4.0	5.7	2.0	4.2	15.9
Interest expense	3.9	3.8	3.4	2.5	13.6
Interest income	(0.3)	(0.4)	(0.3)	(0.5)	(1.5)
Depreciation and amortization expense	7.7	6.9	6.9	6.7	28.2
EBITDA*	$39.0	$37.2	$31.5	$37.8	$145.5

(All amounts are subject to annual audit by our independent registered public accounting firm.)

*EBITDA in this press release is provided solely as a supplemental disclosure. EBITDA does not represent net income, as defined by U.S. GAAP and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. Hyster-Yale defines EBITDA as income before income taxes and non-controlling interest income plus net interest expense and depreciation and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

HYSTER-YALE MATERIALS HANDLING, INC.
UNAUDITED FINANCIAL HIGHLIGHTS

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2012	2011	2012	2011
	(In millions)
Revenues
Americas	$379.2	$390.6	$1,153.1	$1,151.3
Europe	148.6	180.3	501.6	549.2
Asia-Pacific	57.8	57.9	162.4	162.9
Total	$585.6	$628.8	$1,817.1	$1,863.4

Operating profit
Americas	$20.4	$16.9	$53.4	$64.9
Europe	6.6	6.2	25.7	15.4
Asia-Pacific	1.3	1.0	3.6	1.7
Total	$28.3	$24.1	$82.7	$82.0

Net income attributable to stockholders
Americas	$17.0	$9.3	$36.9	$41.9
Europe	6.3	5.9	24.3	14.4
Asia-Pacific	1.6	2.3	4.4	2.7
Total	$24.9	$17.5	$65.6	$59.0

CAPITAL STRUCTURE
	Nine Months Ended
	September 30
	2012	2011
	(In millions)
Net cash provided by (used for) operating activities	$68.7	$(11.0)
Net cash used for investing activities	(10.5)	(10.5)
Cash Flow Before Financing Activities	$58.2	$(21.5)

	September 30 2012
Cash	$145.0
Debt	144.7
Net Debt	$(0.3)

(All amounts are subject to annual audit by our independent registered public accounting firm.)